                                                                   EXHIBIT 10.44

                            STOCK PURCHASE AGREEMENT


                                 by and between


                              TCW/EMCO Holding LLC

                                      And

                               PM Holdings, Inc.

                                  dated as of

                               November 12, 1999

                                             TABLE OF CONTENTS
                                                                                             Page
                                                                                            ------
                                                  ARTICLE I
                                                 DEFINITIONS ...............................   2


                                                 ARTICLE II
                                PURCHASE AND SALE OF SHARES; RELATED TRANSACTIONS

              2.1     PURCHASE AND SALE ....................................................  11
              2.2     THE CLOSING ..........................................................  11
              2.3     DELIVERIES BY PM HOLDINGS AND THE COMPANY ............................  11
              2.4     DELIVERIES BY TCW/EMCO ...............................................  13
              2.5     CLOSING EVENTS .......................................................  14
              2.6     REDUCTION IN PURCHASE PRICE ..........................................  14


                                                ARTICLE III
                                REPRESENTATIONS AND WARRANTIES OF PM HOLDINGS


              3.1     ORGANIZATION AND CORPORATE POWER .....................................  15
              3.2     SUBSIDIARIES AND AFFILIATES ..........................................  15
              3.3     AUTHORIZATION ........................................................  16
              3.4     CAPITALIZATION .......................................................  17
              3.5     OWNERSHIP, NO LIENS ..................................................  17
              3.6     CONSENTS AND APPROVALS; NO VIOLATIONS ................................  18
              3.7     FINANCIAL STATEMENTS .................................................  19
              3.8     ABSENCE OF UNDISCLOSED LIABILITIES ...................................  19
              3.9     ABSENCE OF CERTAIN CHANGES ...........................................  19
              3.10    LITIGATION ...........................................................  20
              3.11    COMPLIANCE WITH LAW ..................................................  20
              3.12    ENVIRONMENTAL ........................................................  21
              3.13    LABOR RELATIONS ......................................................  22
              3.14    EMPLOYEE BENEFITS ....................................................  23
              3.15    TAXES ................................................................  23
              3.16    PROPERTY; ASSETS .....................................................  25
              3.17    MATERIAL CONTRACTS; APPROVALS ........................................  26
              3.18    INSURANCE ............................................................  27


              3.19    Intellectual Property ...............................................   28
              3.20    Brokers; Finders and Fees ...........................................   29
              3.21    Transactions with Certain Persons ...................................   29
              3.22    Disclosure ..........................................................   29
              3.23    Investment Representation ...........................................   29
              3.24    Operations and Assets of the EMCO Group .............................   29
              3.25    Regulatory Matters ..................................................   30


                                                   ARTICLE IV
                                REPRESENTATIONS AND WARRANTIES OF TCW/EMCO HOLDING

              4.1     Organization ........................................................   30
              4.2     Authorization .......................................................   30
              4.3     Consents and Approvals: No Violations ...............................   31
              4.4     Investment Representation ...........................................   32
              4.5     Brokers; Finders and Fees ...........................................   32
              4.6     Matters Relating to TCW/EMCO Holding ................................   32
              4.7     Capital Call ........................................................   32
              4.8     Litigation ..........................................................   33


                                                  ARTICLE V
                                          COVENANTS OF THE PARTIES

              5.1     Conduct of Business of the Company ..................................   33
              5.2     Access to Information ...............................................   35
              5.3     Consents; Reasonable Efforts ........................................   35
              5.4     Notification of Certain Matters .....................................   36
              5.5     Publicity ...........................................................   38
              5.6     Contract with Customers and Suppliers ...............................   38



                                                ARTICLE VI
                                           CONDITIONS TO CLOSING

              6.1     TCW/EMCO Holding's Conditions Precedent .............................   38
              6.2     PM Holdings' Conditions Precedent ...................................   40



                                             ARTICLE VII
                                       TERMINATION AND ABANDONMENT
              7.1     Termination .........................................................   41
              7.2     Procedure for and Effect of Termination .............................   42


                                            ARTICLE VIII
                                      SURVIVAL AND INDEMNIFICATION

              8.1     Survival Periods ....................................................   43
              8.2     PM Holdings' Agreement to Indemnify .................................   43
              8.3     TCW/EMCO Holding's Agreement to Indemnify ...........................   45
              8.4     Third Party Indemnification .........................................   46
              8.5     Other Indemnification Matters .......................................   47


                                              ARTICLE IX
                                        MISCELLANEOUS PROVISIONS

              9.1     Expenses ............................................................   48
              9.2     Amendment and Modification ..........................................   48
              9.3     Entire Agreement Assignment .........................................   48
              9.4     Severability ........................................................   48
              9.5     Notices .............................................................   48
              9.6     Dispute Resolution ..................................................   50
              9.7     Governing Law; Waiver of Jury Trial .................................   50
              9.8     Descriptive Headings ................................................   51
              9.9     Counterparts ........................................................   51
              9.10    No Third Party Beneficiaries ........................................   51
              9.11    No Waivers ..........................................................   52
              9.12    Certain Limitations .................................................   52
              9.13    Further Action ......................................................   52
              9.14    Interpretation ......................................................   52

                                            EXHIBITS


                      Exhibit A            Shareholders Agreement
                      Exhibit B            Revised By-laws of the Company

                                     iii

                            STOCK PURCHASE AGREEMENT

              This STOCK PURCHASE AGREEMENT (this "Agreement") is made as of November 12, 1999, between PM Holdings, Inc., a Connecticut corporation ("PM Holdings"), and TCW/EMCO Holding LLC, a Delaware limited liability company ("TCW/EMCO Holding" and, together with PM Holdings, the "Parties").

              WHEREAS, PM Holdings is a wholly-owned Subsidiary of Phoenix Home Life Mutual Insurance Company, a mutual insurance company organized under the laws of the State of New York ("Phoenix"), and immediately prior to the Closing (as defined below) shall own all of the issued and outstanding capital stock of Emprendimiento Compartido, S.A., an Argentine sociedad anonima (the "Company");


              WHEREAS, the Company operates through Subsidiaries in the businesses of administering and managing pension funds, retirement insurance and, life insurance in Argentina (collectively, the "Business"), and has issued and outstanding capital stock consisting of 23,060,000 shares of nominative nonendorsable Class A common stock, par value $1 per share, with one vote per share (the "Shares");

              WHEREAS, PM Holdings has caused the Company to convert 9,135,000 shares of nominative nonendorsable Class B common stock, par value $1 per share, with one vote per share, having been all the shares of such class, into an equal number of Shares (the "Conversion"); it is intended that, for U.S. Federal income tax purposes, the recapitalization of the Company, as a result of the Conversion, qualify as a tax-free exchange pursuant to either Section 1036 or
Section 368(a)(1)(E) of the Internal Revenue Code of 1986;

              WHEREAS, TCW/Latin America Private Equity Partners, L.P. (the "TCW/LAP Fund") is the sole member of TCW/EMCO Holding, owning all of the issued and outstanding Equity Interests therein;

              WHEREAS, pursuant to the terms and conditions of this Agreement, PM Holdings desires to sell 11,530,000 Shares and TCW/EMCO Holding desires to purchase such 11,530,000 Shares from PM Holdings, such purchased Shares representing 50% of the issued and outstanding Shares at the Closing (such purchased Shares are hereinafter referred to as the "TCW/EMCO Shares", and the

11,530,000 Shares being retained by PM Holdings are hereafter referred to as the "PM Holdings Shares");

              WHEREAS, the Parties have agreed to enter into a Shareholders Agreement (as amended from time to time, the "Shareholders Agreement"), to reflect, among other things, their understandings as to the management and operation of the Company and shareholders' rights of each of the Parties following the Closing; and

              WHEREAS, the Company has agreed to adopt by-laws substantially in the form of Exhibit B (the "By-laws") to reflect the Conversion and the other understandings of PM Holdings, TCW/EMCO Holding and the Company as to the management and operation of the Company;

              NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Ancillary Agreements (as defined below) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

              "Acquisition Proposal" shall have the meaning ascribed to it in
Section 5.3.

              "Affiliate" shall mean, when used in reference to a specified Person, any other Person that directly or indirectly controls or is controlled by or is under common control with the specified Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

              "Agreement" shall have the meaning ascribed to it in the recitals hereto.

              "Ancillary Agreements" shall mean the Shareholders Agreement, the Notes, the Assignment Agreement, the Investment Commitment, the Pledge Agreement, the Phoenix/TCW Letter Agreement and the By-laws.

              "Approvals" shall have the meaning ascribed to it in Section 3.6.

              "Argentine GAAP" shall mean the generally accepted accounting principles of Argentina in effect at the time a determination thereof is made.

              "Argentine Regulators" shall mean the Superintendencia de Seguros, the Superintendencia de Administradoras de Fondos de Jubilacion y Pension and any and all governmental entities and quasi-governmental entities that regulate, or have at any time in the five years prior to Closing regulated, the Business.

              "Assignment Agreement" shall mean the Collateral Assignment of Investment Commitment among TCW/EMCO Holding, the TCW/LAP Fund and PM Holdings, dated the Closing Date, substantially in the form of Exhibit C or as otherwise executed by the parties thereto on the Closing Date, as amended from time to time.

              "Audit" shall have the meaning ascribed to it in Section 3.15.

              "Board" shall mean the Company's Board of Directors.

              "Business" shall have the meaning ascribed to it in the recitals hereto.

              "By-laws" shall have the meaning ascribed to it in the recitals hereto.

              "Claim" shall have the meaning ascribed to it in Section 8.4.

              "Closing" shall have the meaning ascribed to it in Section 2.2.

              "Closing Date" shall have the meaning ascribed to it in Section
2.2.

              "Company" shall have the meaning ascribed to it in the recitals hereto.

              "Company Intellectual Property" shall mean all Intellectual Property that is currently owned by or used in the business of the EMCO Group.

              "Company Subsidiary" shall mean each Person that is a Subsidiary of the Company.

              "Computer Software" shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code (other than off-the-shelf-software or commercially available software having an acquisition price of less than US$5,000); (b) databases and compilations, including any and all data and collections of data, and (c) all documentation, including user manuals and training materials, relating to any of the foregoing, in each case, used by the Company or any Company Subsidiary, or in connection with, the Business.

              "Confidentiality Agreement" means that certain letter agreement dated August 11, 1999 between TCW/Latin America Partners, L.L.C. and Phoenix.

              "Conversion" shall have the meaning ascribed to it in the recitals hereto.

              "Copyrights" shall mean U.S. and foreign registered and unregistered copyrights (including those in computer software and databases), rights of publicity and all registrations and applications to register the same.

              "Customer" shall mean any contributor to, or beneficiary under, a pension or social security plan or any owner or beneficiary of an annuity or insurance policy, including, without limitation, Persons required under applicable Law to contribute a fraction of their earnings to the administration of an Administradora de Fondos de Jubilacion y Pension, whether or not such Person selects a particular Administradora de Fondos de Jubilacion y Pension.

              "Disclosure Schedule" shall mean the disclosure schedule of even date herewith prepared and signed by PM Holdings and delivered to TCW/EMCO Holding simultaneously with the execution hereof, as amended from time to time prior to the Closing to the extent permitted in Section 5.4.

              "Dispute" shall have the meaning ascribed in Section 9.6.

              "Dispute Notice" shall have the meaning ascribed to it in Section 9.6.

              "$" or "US$" shall mean the currency of the United States.

              "EMCO Group" shall have the meaning ascribed to it in Section 3.2.

              "Environmental Laws" shall have the meaning ascribed to it in
Section 3.12.

              "Equity Interest" shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

              "Financial Statements" shall have the meaning ascribed to it in
Section 3.7.

              "First Quarter Financials" shall have the meaning ascribed to it in Section 3.7.

              "Governmental Entity" shall mean any federal, state, local or supranational court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency of the United States, Argentina or any other country or countries, including, without limitation, the Argentine Regulators.

              "Hazardous Substances" shall have the meaning ascribed to it in
Section 3.12.

              "Indebtedness" shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), including, without limitation, any amounts owing to any Person with respect to the Company's purchase of its securities,
(ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any lien on any property and (vi) all guarantee obligations.

              "Indemnified Party" shall have the meaning ascribed to it in
Section 8.4.

              "Indemnifying Party" shall have the meaning ascribed to it in
Section 8.4.

                "Insurance Policies" shall have the meaning ascribed to it in
Section 3.18.

                "Intellectual Property" shall mean all of the following:
Trademarks, Patents, Copyrights, Computer Software, databases, technology, trade secrets and other confidential information, know-how, models and methodologies, together with any licenses or right to use any of the foregoing.

                "Investment Commitment" shall mean the Investment Commitment and the Acknowledgment, dated the Closing Date, between TCW/EMCO Holding and the members thereof, substantially in the form of Exhibit G or as otherwise executed by the parties thereto on the Closing Date.

                "Labor Agreements" shall have the meaning ascribed to it in
Section 3.13.

                "Labor Laws" shall have the meaning ascribed to it in Section 3.13.

                "Laws" shall have the meaning ascribed to it in Section 3.6.

                "Leased Real Property" shall have the meaning ascribed to it in
Section 3.16.

                "Liens" shall have the meaning ascribed to it in Section 3.5.

                "Material Adverse Effect" shall mean as to any Person a material adverse change in, or effect on, the business, assets, liabilities, properties, financial condition, results of operations or prospects of such Person; provided that for purposes of any member of the EMCO Group, "Material Adverse Effect" shall be determined by reference to the Company and the Company's Subsidiaries, taken as a whole.

                "Material Contracts" shall have the meaning ascribed to it in
Section 3.17.


                "Notes" shall mean Promissory Note No. 1 and Promissory Note No. 2.

                "Owned Real Property" shall have the meaning ascribed to it in
Section 3.16.

                "Parties" shall have the meaning ascribed to it in the recitals hereto.

                "Patents" shall mean issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights.

                "Permitted Liens" shall have the meaning ascribed to it in
Section 3.16.

                "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint-stock company, trust, unincorporated association, joint venture or other entity of whatever nature.

                "Phoenix" shall have the meaning ascribed to it in the recitals hereto.

                "Phoenix Group" shall mean Phoenix and PM Holdings.

                "Phoenix/TCW Letter Agreement" shall mean that certain letter agreement dated the Closing Date between Phoenix and the TCW/LAP Fund substantially in the form of Exhibit H or as otherwise executed by the parties thereto on the Closing Date.

                "Plans" shall have the meaning ascribed to it in Section 3.14.

                "Pledge Agreement" shall mean the Pledge Agreement between TCW/EMCO Holding and PM Holdings, dated the Closing Date, substantially in the form of Exhibit D or as otherwise executed by the parties thereto on the Closing Date, as amended from time to time.

                "Pledged Shares" shall have the meaning ascribed to it in
Section 4.6.

                "PM Holdings" shall have the meaning ascribed to it in the recitals hereto.

                "PM Damages" shall have the meaning ascribed to it in Section
8.3.

                "PM Indemnitees" shall have the meaning ascribed to it in
Section 8.3.

                "Process Agent" shall have the meaning ascribed to it in Section 9.7.

                "Promissory Note No. 1" shall mean the 8% Promissory Note and Pagare due December 31, 2001, in the initial principal amount of US$9,000,000, substantially in the form of Exhibit E or as otherwise executed by the parties thereto on the Closing Date, as amended from time to time.

                "Promissory Note No. 2" shall mean the 8% Promissory Note and Pagare due December 31, 2004, in the initial principal amount of US$16,000,000, substantially in the form of Exhibit F or as otherwise executed by the parties thereto on the Closing Date, as amended from time to time.

                "Purchase Price" shall have the meaning ascribed to it in
Section 2.1.

                "Real Property" shall have the meaning ascribed to it in Section 3.16.

                "Real Property Leases" shall have the meaning ascribed to it in
Section 3.16.

                "Regulatory Matters" shall have the meaning ascribed to it in
Section 8.1.

                "Related Person" shall have the meaning ascribed to it in
Section 3.21.

                "Related Proceeding" shall have the meaning ascribed to it in
Section 9.7.

                "Securities Act" shall mean the U.S. Securities Act of 1933, as amended.

                "Shareholders Agreement" shall have the meaning ascribed to it in the recitals hereto.

                "Shares" shall have the meaning ascribed to it in the recitals hereto.

                "Specified Courts" shall have the meaning ascribed to it in
Section 9.7.

                "Statutory Obligations" shall mean as to the Company and each of the Company Subsidiaries, obligations or liabilities of the Business arising from applicable Law or the regulation, control or supervision of the Argentine Regulators, including, without limitation, social security savings, annuity products, pension savings and life insurance products, in each case, whether arising under contract with Argentine Regulators or applicable Law.

                "Subsidiary" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) any securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or
(b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

                "Superintendents" shall mean the Superintendencia de Seguros and the Superintendencia de Administradoras de Fondos de Jubilacion y Pension.

                "Survival Period" shall have the meaning ascribed to it in
Section 8.1.

                "Tax Authority" shall have the meaning ascribed to it in Section 3.15.

                "Tax Returns" shall have the meaning ascribed to it in Section 3.15.

                "Taxes" shall have the meaning ascribed to it in Section 3.15.

                "TCW Damages" shall have the meaning ascribed to it in Section 8.2.

                "TCW/LAP Fund" shall have the meaning ascribed to it in the recitals hereto.

                "TCW/EMCO Holding" shall have the meaning ascribed to it in the recitals hereto.

                "TCW Indemnitees" shall have the meaning ascribed to it in
Section 8.2.

                "TCW/EMCO Shares" shall have the meaning ascribed to it in the recitals hereto.

                "Termination Date" shall have the meaning ascribed to it in
Section 7.1.

                "Trademarks" shall mean U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, slogans, designs, trade names, corporate names, Internet domain names, and general intangibles of like nature together with all goodwill, registrations and applications to register the same.

                "United States" or "U.S." shall mean the United States of America.

                "Year 2000 Compliant" shall mean that the Computer Software (i) accurately processes date/time data (including, but not limited to, calculating, comparing, sequencing, storing and displaying) from, into, and between the twentieth and twenty-first centuries, the years 1999 and 2000 and leap year calculations, (ii) will operate prior to, during, and after the calendar year 2000 AD without error relating to the production of date data which represents or references different centuries or more than one century, (iii) will respond to two-digit date input in a manner which resolves any ambiguity as to century in a disclosed, defined and predetermined manner, and (iv) will store and provide output of date information in manners that are unambiguous as to century.

References in this Agreement to articles, sections or exhibits shall be to articles and sections of, or exhibits to, this Agreement, unless expressly otherwise provided. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                                   ARTICLE II

                PURCHASE AND SALE OF SHARES; RELATED TRANSACTIONS

                2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, (a) PM Holdings shall sell, convey, assign, transfer and deliver to TCW/EMCO Holding, and TCW/EMCO Holding shall purchase, acquire and accept from PM Holdings, the TCW/EMCO Shares, free and clear of all Liens (other than Liens (x) arising from actions taken by TCW/EMCO Holding, or (y) created pursuant to the Shareholders Agreement, the Pledge Agreement or the Assignment Agreement) and, (b) TCW/EMCO Holding will pay to PM Holdings the following purchase price (the "Purchase Price"): (i) US$15 million in cash, by wire transfer of immediately available funds to the account designated by PM Holdings and (ii) the Notes.

                2.2 The Closing. Subject to the terms and conditions hereof, the closing of the purchase and sale of the TCW/EMCO Shares (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, LLP at 10:00 a.m., New York time, on or before November 12, 1999, provided that all of the conditions set forth in Article VI hereof have been satisfied or waived by the parties (the "Closing Date"), or at such other place or such other time or date as the parties may agree.

                2.3 Deliveries by PM Holdings and the Company. Subject to the terms and conditions hereof, at the Closing, PM Holdings shall deliver, or cause the Company and Phoenix to deliver, the following to TCW/EMCO Holding:

                (a)(i) the Shareholders Agreement duly executed by PM Holdings substantially in the form of Exhibit A;

                (ii) the revised By-laws of the Company duly authorized by the Company, substantially in the form of Exhibit B;

                (iii) the Assignment Agreement duly executed by PM Holdings, substantially in the form of Exhibit C;

                (iv) the Pledge Agreement duly executed by PM Holdings, substantially in the form of Exhibit D; and

                (v) the Phoenix/TCW Letter Agreement duly executed by Phoenix, substantially in the form of Exhibit H.

                (b) certificates representing the TCW/EMCO Shares and evidence that the Company has received notice of the transfer of such Shares (Art. 215 Law 19550);

                (c) evidence that each of the Company, PM Holdings and Phoenix (to the extent required by Law or its organizational documents) have been authorized to execute and deliver, in the case of PM Holdings, this Agreement and, in the case of the Company, PM Holdings and Phoenix, each Ancillary Agreement to which it is a party;

                (d) documentation confirming that the Company, the Company Subsidiaries and PM Holdings have taken all action necessary to (i) ensure that the Board and the board of directors of each Company Subsidiary, and each committee thereof (including, without limitation, the Comite de Control Interno), and the officers of the Company and the Company Subsidiaries, meet the requirements of Section 2.1(b) of the Shareholders Agreement, all as set forth on Exhibit J, with all resignations of current members and appointments of new members to be in the form set forth in Exhibit K, (ii) adopt the By-laws, and
(iii) effect the Conversion;

                (e) documentation confirming that PM Holdings, the Company and Phoenix have received all approvals and consents required for the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, the Approvals;

                (f) documentation confirming that the representations made by PM Holdings in Section 3.2 are true and correct in all respects;

                (g)     the officer's certificates described in Section 6.1(e);

                (h) the opinions of United States and Argentine counsel to PM Holdings, the Company and Phoenix described in Section 6.1(f) substantially in the form of Exhibits I-1 and I-2;

                (i) evidence that CT Corporation System has accepted the irrevocable appointment as Process Agent with respect to PM Holdings in accordance with the terms of Section 9.7; and

                (j) all other documents, instruments, certificates and writings required to be delivered by PM Holdings, Phoenix or the Company at or prior to the Closing Date pursuant to this Agreement and the Ancillary Agreements.

                2.4 Deliveries by TCW/EMCO Holding. Subject to the terms and conditions hereof, at the Closing, TCW/EMCO Holding will deliver, or cause the TCW/LAP Fund to deliver, the following to PM Holdings:

                (a)     the Purchase Price as described in Section 2.1;

                (b)(i) the Shareholders Agreement duly executed by TCW/EMCO Holding, substantially in the form of Exhibit A;

                (ii) the Assignment Agreement duly executed by TCW/EMCO Holding and the TCW/LAP Fund, substantially in the form of Exhibit C;

                (iii) the Pledge Agreement duly executed by TCW/EMCO Holding, substantially in the form of Exhibit D;

                (iv) Promissory Note No. 1 executed by TCW/EMCO Holding, substantially in the form of Exhibit E;

                (v) Promissory Note No. 2 duly executed by TCW/EMCO Holding, substantially in the form of Exhibit F;

                (vi) the Investment Commitment duly executed by TCW/EMCO Holding and the TCW/LAP Fund, substantially in the form of Exhibit G; and

                (vii) the Phoenix/TCW Letter Agreement, duly executed by the TCW/LAP Fund, substantially in the form of Exhibit H;


                (c) evidence that TCW/EMCO Holding and the TCW/LAP Fund (to the extent required by Law or its organizational documents) has been authorized to execute and deliver, in the case of TCW/EMCO Holding, this Agreement, and, in the case of TCW/EMCO Holding and the TCW/LAP Fund, each Ancillary Agreement to which it is a party;

                (d) documents confirming that TCW/EMCO Holding and the TCW/LAP Fund have received all approvals and consents required for the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, the Approvals;

                (e)     the officer's certificate described in Section 6.2(e);

                (f) the opinions of United States and Argentine counsel to TCW/EMCO Holding and the TCW/LAP Fund described in Section 6.2(f), substantially in the form of Exhibits I-3 and I-4;

                (g) certificate representing the TCW/EMCO Shares required to be pledged under the Pledge Agreement and evidence that the Company has received notice of the pledge of such Shares; and

                (h) all other documents, instruments, certificates and writings required to be delivered by TCW/EMCO Holding or the TCW/LAP Fund at or prior to the Closing Date pursuant to this Agreement and the Ancillary Agreements.

                2.5 Closing Events. All of the transactions and actions listed in Sections 2.3 and 2.4, above shall be deemed to have taken place simultaneously and no delivery or payment shall be deemed to have been made until all steps taken at the Closing had been completed in form and substance reasonably satisfactory to TCW/EMCO Holding and PM Holdings and their respective counsel.

                2.6 Reduction in Purchase Price. Any payment made by PM Holdings pursuant to Section 4.4 of the Shareholders Agreement shall be treated for purpose of U.S. federal income taxes as a reduction in the Purchase Price.

                                   ARTICLE III


                  REPRESENTATIONS AND WARRANTIES OF PM HOLDINGS

                PM Holdings hereby represents and warrants to TCW/EMCO Holding that:

                3.1     Organization and Corporate Power.

                (a) The Company is duly organized, validly existing and in good standing under the laws of Argentina; has full power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted; and is duly qualified or licensed to do business as a foreign corporation or other entity in good standing in each jurisdiction in which such qualification is necessary, other than any immaterial failure to be so qualified or licensed. PM Holdings has caused the Company to deliver to TCW/EMCO Holding complete and correct copies of the certificate of incorporation and the by-laws of the Company as currently in effect.

                (b) Each of PM Holdings and Phoenix is duly organized, and is validly existing and in good standing, under the Laws of its jurisdiction of organization.

                3.2 Subsidiaries and Affiliates. Section 3.2 of the Disclosure Schedule sets forth the name, jurisdiction of incorporation and authorized and outstanding capital of each Company Subsidiary and the jurisdictions in which each Company Subsidiary is qualified to do business. Except as set forth in Section 3.2 of the Disclosure Schedule, all of the outstanding capital stock of each Company Subsidiary is owned directly or indirectly by the Company as set forth in Section 3.2 of the Disclosure Schedule, free and clear of all Liens, and is validly issued, fully paid and nonassessable. Profuturo Cia. de Seguros de Retiro S.A., A.F.J.P. Prorenta S.A. and Profuturo Cia. de Seguros de Vida together comprise all of the Company Subsidiaries (collectively with the Company, the "EMCO Group"). Each Company Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has full power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted; and (iii) is duly qualified or licensed to do business as a foreign corporation or other entity in good standing in each jurisdiction in which such qualification is necessary, other than any immaterial failure to be so qualified or licensed. The Company has heretofore delivered to TCW/EMCO Holding complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of each Company Subsidiary, as currently in effect. Section 3.2 of the Disclosure Schedule sets forth each Person in which the Company owns a 10% or greater equity interest and the Company's interest therein.

                3.3     Authorization.

                (a) Each of the Company and Phoenix has the requisite power and authority to execute and deliver each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized by all requisite corporate and shareholder action on the part of the Company and all requisite corporate action on the part of Phoenix. At the Closing the Ancillary Agreements to which it is a party will be, duly and validly executed and delivered by each of the Company and Phoenix, and the Ancillary Agreements to which it is a party will, upon execution and delivery thereof by the Company and Phoenix, constitute, valid and binding agreements of the Company and Phoenix, as applicable, enforceable against it in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and general principles of equity.

                (b) PM Holdings has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by PM Holdings and this Agreement and the Ancillary Agreements to which it is a party, upon execution and delivery thereof by PM Holdings will constitute, valid and binding agreements of PM Holdings enforceable against PM Holdings in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and general principles of equity.

                3.4     Capitalization.

                (a) The 23,060,000 Shares represent the only authorized, issued and outstanding type of shareholding, equity, capital or similar interests in or securities of the Company. All of the Shares are duly authorized, validly issued, fully paid and non-assessable. There are no securities convertible into or exchangeable for equity of the Company or containing any profit participation features or any indebtedness having voting rights or indebtedness convertible into securities having such rights, nor are there any options, warrants or other rights or agreements, arrangements or understandings to issue, subscribe for or purchase equity of the Company or any securities convertible into or exchangeable for equity of the

Company, or granting any person any rights in the Company or its securities other than rights granted to (i) TCW/EMCO Holding pursuant to this Agreement,
(ii) the Parties pursuant to the Shareholders Agreement, and (iii) PM Holdings pursuant to the Pledge Agreement and the Assignment Agreement.

                (b) On October 21, 1999, PM Holdings caused the Company to effect the Conversion, consisting of converting 9,135,00 shares of nominative nonendorsable Class B common stock, par value $1 per share, with one vote per share, having been all the authorized shares of such class prior to such date, into an equal number of nominative nonendorsable Class A common stock, par value $1 per share, with one vote per share. Such Conversion was made in compliance with all applicable Laws and no Approvals are required for the effectiveness or binding nature of such Conversion.

                (c) Except as provided in Section 3.4 of the Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares, or any other capital stock of any Company Subsidiary or Affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity.

                3.5     Ownership, No Liens.

                (a) All of the Shares are owned of record and beneficially by PM Holdings free and clear of all liens, pledges, charges, claims, restrictions, options, security or other interests or other encumbrances, whether consensual, statutory or otherwise, of any kind whatsoever (collectively, "Liens"), other than the right of TCW/EMCO Holding to purchase Shares under this Agreement.

                (b) Upon the sale of the TCW/EMCO Shares to TCW/EMCO Holding pursuant hereto, TCW/EMCO Holding will have good and valid title to the TCW/EMCO Shares, free and clear of all Liens (except for any Liens (i) arising from actions taken by TCW/EMCO Holding or (ii) created pursuant to the Shareholders Agreement, the Pledge Agreement or the Assignment Agreement).

                3.6 Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the Disclosure Schedule, neither the execution and delivery of this Agreement or the Ancillary Agreements to which they are parties by PM Holdings, the Company, or Phoenix nor the consummation by each of PM Holdings, the

Company or Phoenix of the transactions contemplated hereby or thereby, will (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Company, any Company Subsidiary, PM Holdings or Phoenix; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) under, or require any consent or the payment of any penalty, premium or other amount under, any (i) license, contract, lease, agreement, Indebtedness agreement or instrument or other instrument or obligation to which the Company, any Company Subsidiary, PM Holdings or Phoenix is a party or by which any of them or any of their respective properties or assets are bound, or
(ii) confidentiality or exclusivity agreement relating to the Company, any Company Subsidiary, PM Holdings or Phoenix or their respective businesses and operations; (c) violate any federal, state or local order, writ, injunction, decree, statute, rule, regulation or ordinance in Argentina, the United States or elsewhere (collectively, the "Laws" and, individually, a "Law") applicable to the Company, any Company Subsidiary, PM Holdings or Phoenix or any of their respective properties or assets; or (d) require any filing, notification or publication with, or the obtaining of any license, permit, authorization, consent, registration or approval of, any Governmental Entity (collectively, the "Approvals"); except in the case of clauses (b)(i) and (c) above for such violations, breaches, defaults or consents which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the EMCO Group or to materially impair any of the Company's or the Phoenix Group's ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements. Notwithstanding the foregoing, both PM Holdings and TCW/EMCO Holding acknowledge and agree that neither the execution and delivery of this Agreement or the Ancillary Agreements to which they, Phoenix and the Company are parties, nor the consummation by each of PM Holdings, TCW/EMCO Holding, the Company or Phoenix of the transactions contemplated hereby or thereby will require the approval contemplated under Argentine Law 25,156, as approved by Decree 1,019/99 of September 16, 1999 (the "Defense of Competition Law"), by the Comision Nacional de Defensa de Ia Competencia or by the Tribunal Nacional de Defensa de la Competencia created under the Defense of Competition Law.

                3.7 Financial Statements. Section 3.7 of the Disclosure Schedule contains the audited balance sheets of the Company and its Subsidiaries as of June 30, 1998 and June 30, 1999, the audited statements of operations and statements of profits and losses of the Company and its Subsidiaries for the fiscal years ended June 30, 1998 and June 30, 1999 and the unaudited balance sheet, statement of operations and statement of profits and losses of the Company and its Subsidiaries at and for the three-month period ended September 30, 1999 (the "First Quarter Financial Statements" and collectively with the foregoing audited balance sheets, statements of operations and statements of profits and losses, the "Financial Statements"). Except as disclosed therein and except as set forth in
Section 3.7 of the Disclosure Schedule, the Financial Statements fairly present in all material respects the financial position of the Company and its Subsidiaries as of the respective dates thereof, and the results of operations of the Company and its Subsidiaries for the respective periods indicated, in each case in accordance with Argentine GAAP.

                3.8 Absence of Undisclosed Liabilities. Except (a) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since June 30, 1999, (b) immaterial liabilities or obligations, (c) liabilities or obligations as and to the extent identified as a liability on the audited balance sheet of the Company and its Subsidiaries as of June 30, 1999 or on the First Quarter Financial Statement, or as and to the extent reserved against in the audited statement of operations and profits and losses of the Company and its Subsidiaries for the fiscal year ending June 30, 1999 or on the First Quarter Financial Statements, or (d) as disclosed in
Section 3.8 of the Disclosure Schedule, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature whatsoever (whether known, unknown, absolute, direct, indirect, accrued, contingent or otherwise.

                3.9     Absence of Certain Changes. Except as provided in
Section 3.9 of the Disclosure Schedule, since June 30, 1999, the EMCO Group has not suffered any Material Adverse Effect and none of the matters described in
Section 5.1 has occurred.

                3.10 Litigation. Except as set forth in Section 3.10 of the Disclosure Schedule, there is no action, suit, proceeding or governmental investigation pending or, to the knowledge of PM Holdings or any of the EMCO Group, threatened against or by the Company, any Company Subsidiary, PM Holdings, or, to the extent related to any of the foregoing entities, Phoenix, by or before any court or Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the EMCO Group or to materially impair any of the Company's, PM Holdings' or Phoenix's ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

                3.11    Compliance with Law.

                (a) Except as provided in Section 3.11(a) of the Disclosure Schedule, each of the Company, the Company Subsidiaries, PM Holdings and, to the extent related to any of the foregoing entities, Phoenix, is and has at all times been in compliance with all applicable Laws (other than non-material regulatory compliance matters arising in the ordinary course of regulatory oversight by the Superintendents) and no material notice, charge, claim, action or assertion has at any time been received by the Company, any Company Subsidiary, PM Holdings or, to the extent related to any of the foregoing entities, Phoenix, or has at any time been filed, commenced or, to the knowledge of PM Holdings or any of the EMCO Group, threatened against the Company, any Company Subsidiary, PM Holdings or, to the extent related to any of the foregoing entities, Phoenix, alleging any violation of any of the foregoing. Without limiting the foregoing, none of the Company, any Company Subsidiary, PM Holdings or Phoenix, or any current director, officer, employee or Affiliate of the Company, any Company Subsidiary, PM Holdings or Phoenix, employed by such entity within the last five years (i) is currently, (ii) since January 1, 1998, has been or (iii) to the knowledge of the EMCO Group, PM Holdings or Phoenix has during the period of the last seven years through December 31, 1997 been, subject to prosecution (other than non-material ordinary course regulatory oversight review by the Superintendents) for any violation of Law relating to, or arising from, the conduct of the business of the Company or the Company Subsidiaries, including, without limitation, any violation of the Foreign Corrupt Practices Act.

                (b) The Company and each Company Subsidiary has all licenses, permits, orders, approvals, registrations, authorizations, qualifications and filings with and under all Governmental Entities required by Law to conduct the Business in the manner and in the areas in which the Business is presently being conducted by each such Person, and all such licenses, permits, orders, approvals, registrations, authorizations, qualifications and filings are valid and in full force and effect (other than any absence or invalidity of immaterial licenses, permits, orders, approvals, registrations, authorizations, qualifications or filings). The Company and each Company Subsidiary has filed all reports, statements, documents, registrations, filings or submissions (including, without limitation, any sales material and statutory financial statements) required by Law to be filed by such Person, as applicable, with any Governmental Entity (other than any failure to make an immaterial filing). Except as listed on Section 3.11(b) of the Disclosure Schedule, all such reports, registrations, filings and submissions were true, complete and accurate in all material respects and in compliance in all material respects with applicable Law, when filed or as amended or supplemented, and, to the knowledge of PM Holdings and the EMCO Group, no material deficiencies have been asserted by any such Governmental Entity with respect to such reports, registrations, filings or submissions that have not been remedied.

               3.12    Environmental.

               For purposes of this Section 3.12, the following definitions are agreed to:

               "Environmental Laws" shall mean all applicable Laws relating to pollution or protection of the environment or human health and safety, the manufacture, processing, distribution, use, treatment, storage, release to the environment, transport or handling of Hazardous Substances, including without limitation, all applicable Laws with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances; and all applicable Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

               "Hazardous Substances" shall mean any substance that is listed, classified or regulated pursuant to any Environmental Law.

                Except as set forth on Schedule 3.12 of the Disclosure Schedule:

               (a) there are no liabilities of the Company or any of the Company Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined or otherwise arising or relating to any Environmental Law, and, to the knowledge of PM Holdings or any of the EMCO Group, there are no existing facts, conditions, situations or set of circumstances that would reasonably be expected to result in or be the basis for any such liability;

               (b)     neither the Company nor any of the Company
Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of the Company Subsidiaries may be in violation in any material respect of or liable under any Environmental Law; and

               (c)     neither the Company nor any of the Company
Subsidiaries is subject to any orders, decrees, injunctions or other written arrangements with any

Governmental Entity relating to liability under any Environmental Law or relating to Hazardous Substances.

               3.13    Labor Relations.


               (a) Section 3.13(a) of the Disclosure Schedule sets forth, as of the date hereof, all collective bargaining or similar agreements with any labor unions or associations representing employees of the Company or any Company Subsidiary (collectively, the "Labor Agreements").

               (b) Section 3.13(b) of the Disclosure Schedule sets forth as of the date hereof, all employment, management, consulting, severance or other service agreements requiring payments in excess of US$50,000 in any fiscal year, which agreements are currently in effect between the Company and any Person for the purposes of providing the Company and the Company Subsidiaries with the necessary personnel services to conduct the Business.

               (c) Except as set forth on Section 3.13(c) of the Disclosure Schedule, (i) there is no labor strike, slowdown, lockout, work stoppage, arbitration, lawsuit or administrative proceeding relating to labor or employment matters, or other labor dispute pending against, or to the knowledge of PM Holdings or any of the EMCO Group, threatened against the Company or any Company Subsidiary; (ii) there is no unfair labor practice charge or other proceeding involving the Company or any Company Subsidiary pending, or to the knowledge of PM Holdings or any of the EMCO Group, threatened before any labor court or any similar agency; and (iii) the Company and each Company Subsidiary is and has at all times been in compliance in all material respects with all applicable Laws relating to the employment of labor, including all such Laws relating to wages and hours, labor relations, civil rights, safety and health, workers' compensation and social security and other taxes (collectively, the "Labor Laws").

               (d) To the knowledge of PM Holdings, the Company or any Company Subsidiary, each employee of the Company and each Company Subsidiary required by Law to be licensed or bonded is duly licensed or bonded, as applicable, and is in compliance with their respective licenses and bonds.

               3.14 Employee Benefits. Neither the Company nor any of its Subsidiaries has any employees in the United States. Section 3.14 of the Disclosure Schedule sets forth all employee benefit plans, programs, agreements and arrange-ments (other than those mandated by applicable Law) established, maintained or contributed to (or required to be contributed to) by the Company and of the Company Subsidiaries for the benefit of directors and employees, or former directors or employees, of the Company and Company Subsidiaries (the "Plans"). With respect to the Plans, (a) such Plans are in material compliance with any applicable Laws, including relevant Tax Laws, and the requirements of any trust deed under which they are established, and (b) all employer and employee contributions to each such Plan required by Law or by the terms of such Plan have been made, or, if applicable, accrued, in accordance with Argentine GAAP, and (c) consummation of the transactions contemplated by this Agreement or the Ancillary Agreements will not, either alone or with another event, entitle any employee or former employee of the Company or any ERISA Affiliate to any payment or accelerate the time or vesting, or increase the amount of any compensation due any such individual.

               3.15    Taxes.


               (a) Except as set forth on Section 3.15 of the Disclosure Schedule, or to the extent specifically reserved against in the Financial
Statements:

               (i) (A) the Company and all Company Subsidiaries have timely filed (or have had timely filed on their behalf) or will timely file or cause to be timely filed, all material Tax Returns required by applicable Law to be filed by any of them prior to or as of the Closing Date; (B) all Taxes shown as due and payable on such Tax Returns have been timely paid and (C) all such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects;

               (ii) the Company and each Company Subsidiary have paid or will have paid on or before the Closing Date (or have had paid or will have had paid on or before the Closing Date on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all Taxes due with respect to any period ending prior to or as of the Closing Date;

               (iii) no Audit by a Tax Authority is pending or, to the knowledge of PM Holdings or any of the EMCO Group, threatened with respect to any material Tax Returns filed by, or material Taxes due from, the Company or any Company Subsidiary;

               (iv) there are no Liens for Taxes with respect to any material asset of the Company or any Company Subsidiary other than Liens for Taxes not yet due or payable or for Taxes being contested in good faith;

               (v) neither the Company nor any Company Subsidiary is subject to any agreement relating to Taxes; and

               (vi) PM Holdings has previously delivered or made available to TCW/EMCO Holding complete and accurate copies of each of: (A) all audit reports and rulings relating to Taxes due from or with respect to the Company or any Company Subsidiary, (B) Tax Returns filed by the Company or any Company Subsidiary and (C) any agreements entered into by the Company or any Company Subsidiary with any Tax Authority, in each case currently in effect or in effect at any time during the last three fiscal years.

Through the Closing Date, the Company will deliver or make available to TCW/EMCO Holding all materials with respect to the foregoing for all matters arising after the date hereof.

               (b) For purposes of this Agreement, (i) "Audit" shall mean any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes; (ii) "Taxes" shall mean all domestic and foreign federal, provincial, state, municipal and local taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to Tax, or penalties applicable thereto; (iii) "Tax Authority" shall mean the Internal Revenue Service, the Administracion Federal de Ingresos Publicos-AFIP and any other domestic or foreign governmental authority responsible for the administration of any Taxes; and (iv) "Tax Returns" shall mean all domestic or foreign federal, provincial, state, municipal or local Tax Returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

               3.16    Property; Assets.


               (a) Section 3.16 of the Disclosure Schedule sets forth a complete and accurate list of (i) all of the real property owned by the Company and the Company Subsidiaries (the "Owned Real Property") and (ii) all of the real property leased or subleased by the Company or a Company Subsidiary from a third party requiring payments in excess of US$20,000 in any fiscal year (the "Leased Real

Property" and, together with the Owned Real Property, the "Real Property"). As of the Closing, except as set forth in Section 3.16 of the Disclosure Schedule the Company and the Company Subsidiaries will have (x) (A) good title to its interest in the applicable Owned Real Property and (B) a valid leasehold interest in the Leased Real Property as provided in the applicable lease agreements (the "Real Property Leases") and (y) with respect to any other material property and assets, good title to its interest in such property and assets, in each case, free and clear of all Liens, except for (A) Liens, encumbrances, defects, exceptions, easements, rights of way, restrictions, covenants, claims or other similar charges listed or identified in Section 3.16 of the Disclosure Schedule with respect to the applicable Real Property, (B) Liens, encumbrances, defects, easements, rights of way, restrictions, covenants, claims or other similar charges, whether or not of record, which do not, individually or in the aggregate, materially impact the use or operation of the Real Property in connection with the Business consistent with the current use thereof, (C) Liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith by appropriate proceedings, (D) Liens of carriers, warehousemen, mechanics and materialman, and (E) other Liens which do not materially interfere with the use or value of the properties affected thereby. (Liens under (A) through (E) immediately above are together referred to herein as "Permitted Liens").

               (b) With respect to the Leased Real Property, none of the Company, any Company Subsidiary or PM Holdings has received a written notice of (i) any monetary default or other material default thereunder or (ii) material noncompliance with any applicable Laws, except as set forth on Section
3.16 of the Disclosure Schedule.

               (c) Except as set forth on Section 3.16 of the Disclosure Schedule, since January 1, 1998, and, to the knowledge of the EMCO Group and PM Holdings, during the period from January 1, 1995 through December 31, 1997, none of the Company, any Company Subsidiary, PM Holdings or Phoenix has received any written notice from any Governmental Entity with respect to the Real Property of any violations of any Laws, which violation has not been cured, is not in the process of being cured or contested in good faith.

                3.17    Material Contracts; Approvals.

                (a) Section 3.17 of the Disclosure Schedule sets forth a list, as of the date hereof, of all material Approvals of the Company and the Company Subsidiaries and the following contracts, agreements or arrangements to which the Company or a Company Subsidiary is a party (collectively, the "Material Contracts"):

                (i) each employment, management, consulting and other agreement involving compensation for services rendered or to be rendered which require payments in excess of US$50,000 during any fiscal year, including sales commissions;

                (ii) any credit agreement, loan agreement, guarantee, indenture, note, mortgage, security agreement, loan commitment, evidence of indebtedness, or other contract relating to Indebtedness to which any member of the EMCO Group is a party, other than investments by such members in the ordinary course of their businesses, in excess of US$100,000;

                (iii) all material agreements granting or obtaining any right to use or practice any rights under any Intellectual Property or Computer Software, to which Company or any Company Subsidiary is a party or otherwise bound, including license agreements, settlement agreements, and covenants not to sue;

                (iv) any other contract entered into (A) in the ordinary course of business which involves the payment or receipt of an amount in excess of US$50,000 per fiscal year or (B) outside of the ordinary course of business;

                (v) any contract pursuant to which the Company or any Company Subsidiary has acquired or disposed of another business entity or all or substantially all of the assets thereof;

                (vi) all powers of attorney granted by the Company or any Company Subsidiary with respect to the Business that are currently in effect;

                (vii) any agreement containing any noncompetition provisions or any other restriction on the ability of the Company or any Company Subsidiary to carry on their respective businesses anywhere in the world; and

                (viii) any partnership or joint venture agreement to which the Company or any Company Subsidiary is a party.

PM Holdings or the Company has made available in Argentina to TCW/EMCO Holding true and complete copies of all Material Contracts. All of the Material Contracts are valid, binding and enforceable obligations of the Company and the Company Subsidiaries, as applicable, and are in full force and effect. The Company Subsidiaries are not, and, to the knowledge of PM Holdings and the EMCO Group, no other party to any Material Contract is, in material breach of or default under any such Material Contract.

                3.18    Insurance.

                (a) Section 3.18 of the Disclosure Schedule sets forth a true and complete list of each insurance policy (the "Insurance Policies") that is maintained, or was maintained by the Company or any Company Subsidiary at any time since June 30, 1998 the purpose of which was to insure against material risk of loss to the Business, the Company or any Company Subsidiary.

                (b) With respect to each such Insurance Policy (i) the policy is valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in breach or default, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, under the policy; and
(iii) no party to the policy has repudiated, or given written notice to the Company or any Company Subsidiary of an intent to repudiate, any material provision thereof.

                3.19    Intellectual Property.

                (a) Section 3.19 of the Disclosure Schedule sets forth, for the Company Intellectual Property, a complete and accurate list of all US and foreign (i) Patents; (ii) Trademarks, (iii) Copyrights. Such list includes, for each of the foregoing, the applicable record owner, jurisdiction and registration and/or application member, and date issued (or filed). Except as set forth in Section 3.19 of the Disclosure Schedule, either the Company or a Company Subsidiary owns, free and clear of all Liens (except for Liens which do not, individually or in the aggregate, materially interfere with the use or operation of the Company Intellectual Property), is licensed or otherwise possesses legally enforceable rights to use, the Company

Intellectual Property, and the consummation of the transactions hereby and by the Ancillary Agreements will not alter or impair such ability in any respect. Except as set forth in Section 3.19 of the Disclosure Schedule, there are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings presently pending with respect to the Company Intellectual Property. Except as set forth in Section 3.19 of the Disclosure Schedule, the conduct of the Business and the Company Intellectual Property does not infringe any Intellectual Property rights or any other proprietary right of any Person. Neither the Company, any Company Subsidiary nor PM Holdings has received any written notice from any other Person pertaining to or challenging the right of the Company or any Company Subsidiary to use any of the Company Intellectual Property. Neither the Company nor any Company Subsidiary has made any claim of a violation or infringement by others of its rights to or in connection with the Company Intellectual Property which is still pending.

                (b) Section 3.19 of the Disclosure Schedule lists all Computer Software which is owned, licensed, leased, or otherwise used by Company or any Company Subsidiary, and identifies which Computer Software is owned, licensed, leased, or otherwise used, as the case may be. All Computer Software used in the Business is either owned by the Company or a Company Subsidiary or is used pursuant to valid and subsisting licenses which are in full force and effect, and have not been cancelled, expired, or abandoned. The Company and the Company Subsidiaries have such title or such rights by license or other agreement to all of the Computer Software used by the Company and the Company Subsidiaries as are necessary to permit the Company and the Company Subsidiaries to conduct the Business as currently conducted. All Computer Software of the Company and each of the Company Subsidiaries is, or will be prior to December 31, 1999 Year 2000 Compliant in all material respects. With respect to third party developed Computer Software, PM Holdings shall be entitled to rely upon assurances received by the Company, any of the Company Subsidiaries or their Affiliates.

                3.20 Brokers; Finders and Fees. None of the Company, any Company Subsidiary, PM Holdings or Phoenix nor any of their Subsidiaries or Affiliates has employed any investment banker, broker or finder or has incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby.

                3.21 Transactions with Certain Persons. Except as disclosed on Section 3.21 of the Disclosure Statement, no director, officer, employee, associate or Affiliate of the Company or of any Company Subsidiary or any member of such Person's immediate family, and to the knowledge of the Company and any of the EMCO Group, neither PM Holdings nor Phoenix or any officer of either of them with responsibilities regarding the Company or the Company Subsidiaries (each such Person with respect to the Company, any Company Subsidiary, PM Holdings and Phoenix, a "Related Person") is, or has since January 1, 1998 been, a party to any contract, agreement, arrangement or transaction with the Company or any Company Subsidiary (other than ordinary course compensation and benefits to directors, officers and employees, and the management of pension funds and issuance of insurance contracts or annuities in the ordinary course of business by the Company or any of the Company Subsidiaries).

                3.22 Disclosure. To the knowledge of PM Holdings and the EMCO Group, no representation, warranty or statement made by PM Holdings, Phoenix or the Company in this Agreement, the Ancillary Agreements, the Disclosure Schedule, any Schedule or Exhibit hereto or thereto contains any untrue statement of a material fact or fails to state any material fact necessary to make the statements contained herein or therein not misleading.

                3.23 Investment Representation. PM Holdings is acquiring the Notes for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act or any other applicable securities laws or regulations.

                3.24 Operations and Assets of the EMCO Group. None of the Company or any Company Subsidiary conducts or, in the last three years, has conducted any operations, established sales or other representative offices in the U.S. or made sales in or into the territorial U.S. There are no assets of the EMCO Group or investments under management of any of the Company or the Company Subsidiaries located in the U.S. (other than voting or non-voting securities, cash, deposits in financial institutions, other money market instruments and instruments evidencing governmental obligations).

                3.25    Regulatory Matters.

                (a) The aggregate reserves established by or on behalf of each of the Company and the Company Subsidiaries in respect of liabilities and other obligations arising under or relating to insurance, pension, annuity or other contracts and Statutory Obligations (i) have been computed in accordance with Argentine GAAP, consistently applied and (ii) meet all requirements of applicable Law and meet or exceed the minimum aggregate amounts required to be established pursuant to Law.

                (b) To the knowledge of PM Holdings and the EMCO Group, there has not been since June 30, 1999, a material reduction in the percentage of Customers of A.F.J.P. Prorenta S.A. contributing the amounts of social security savings deposits required by applicable Law nor has there been a material reduction in the contributions made to A.F.J.P. Prorenta S.A.


                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF TCW/EMCO HOLDING

                TCW/EMCO Holding hereby represents and warrants to PM Holdings that:

                4.1 Organization. Each of TCW/EMCO Holding and the TCW/LAP Fund is duly organized, validly existing and in good standing as a limited liability company or limited partnership, as applicable, under the laws of Delaware.

                4.2 Authorization. TCW/EMCO Holding has the requisite power and authority to execute and deliver this Agreement, and each of the Ancillary Agreements to which it is a party (such agreements, together with the Ancillary Agreements to which the TCW/LAP Fund is a party, collectively, the "TCW Documents") and to consummate the transactions contemplated hereby and thereby. The TCW/LAP Fund has the requisite power and authority to execute and deliver each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of the TCW Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite company or partnership action on the part of TCW/EMCO Holding and the TCW/LAP Fund. This Agreement has been, and at the Closing the other TCW Documents will be, duly and validly executed and delivered by TCW/EMCO Holding and the TCW/LAP Fund, as applicable. This Agreement constitutes, and the other TCW Documents will, upon execution and delivery thereof by TCW/EMCO Holding and the TCW/LAP Fund, as applicable, constitute, valid and binding agreements of TCW/EMCO Holding and the TCW/LAP Fund, as applicable, enforceable against them in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and general principles of equity.

                4.3 Consents and Approvals; No Violations. Neither the execution and delivery of the TCW Documents by TCW/EMCO Holding or the TCW/LAP Fund nor the consummation by TCW/EMCO Holding or the TCW/LAP Fund of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of the operating agreement of limited partnership (or similar organizational document) of TCW/EMCO Holding or the TCW/LAP Fund;
(b) result in a violation or breach of any license, contract, lease, agreement, Indebtedness agreement or instrument or other instrument or obligation to which TCW/EMCO Holding or the TCW/LAP Fund is a party or by which either of them or either of their respective properties or assets are bound; (c) violate any Law applicable to TCW/EMCO Holding or the TCW/LAP Fund or any of their respective properties or assets; or (d) require any filing, notification or publication with, or the obtaining of any Approvals, excluding from the foregoing clauses
(b), (c) and (d) such requirements, violations, breaches or defaults which arise from the regulatory status of the Company or the Company Subsidiaries, and except in the case of clauses (b) and (c) above for such violations or breaches which would not, individually or in the aggregate, reasonably be expected to materially impair TCW/EMCO Holding's or the TCW/LAP Fund's ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements. Notwithstanding the foregoing, both PM Holdings and TCW/EMCO Holding acknowledge and agree that neither the execution and delivery of this Agreement or the Ancillary Agreements to which they, Phoenix and the Company are parties, nor the consummation by each of PM Holdings, TCW/EMCO Holding, the Company or Phoenix of the transactions contemplated hereby or thereby will require the approval contemplated under the Defense of Competition Law, by the Comision Nacional de Defensa de la Competencia or by the Tribunal Nacional de Defensa de la Competencia created under the Defense of Competition Law.

                4.4 Investment Representation. TCW/EMCO Holding is acquiring the TCW/EMCO Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

                4.5 Brokers; Finders and Fees. Neither TCW/EMCO Holding, the TCW/LAP Fund nor any of their Subsidiaries or Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby.

                4.6 Matters Relating to TCW/EMCO Holding. The TCW/LAP Fund is the sole member of TCW/EMCO Holding owning 100% of the Equity Interests therein. The investment by TCW/EMCO Holdings in the Company is permitted under the organizational documents of the TCW/LAP Fund. TCW/EMCO Holding was formed on September 24, 1999 and has carried on no business whatsoever except for the entering into of this Agreement and other agreements related hereto and in connection with the transactions contemplated hereby and thereby. Except pursuant to or in connection with this Agreement or any Ancillary Agreement, immediately prior to the Closing, TCW/EMCO Holding had no liabilities or obligations of any nature whatsoever (whether direct, indirect, accrued, contingent or otherwise). Upon the sale to TCW/EMCO Holding of the TCW Shares to be pledged to PM Holdings to secure Promissory Note No. 2 (the "Pledged Shares"), no Liens other than those contemplated by the Ancillary Agreements will exist on the Pledged Shares (assuming that the representations and warranties made by PM Holdings in Section 3.5(b) are true and correct).

                4.7 Capital Call. The TCW/LAP Fund has made an irrevocable capital call of its limited partners to fund the payment of the cash portion of the Purchase Price and the repayment of all principal and interest on Promissory Note No. 1. Assuming that the Closing hereunder shall have occurred, such limited partners of the TCW/LAP Fund shall be unconditionally obligated to fund such capital call, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally in each case as applicable to the TCW/LAP Fund or the limited partners (but not the Company) and general principles of equity. Such capital call cannot be rescinded or returned by the TCW/LAP Fund after the Closing Date except by the TCW/LAP Fund (which TCW/LAP Fund agrees not to so rescind or return), and contains no conditions precedent that will not have been met if the Closing hereunder occurs, subject in each case to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally in each case as applicable to the TCW/LAP Fund or the limited partners (but not the Company) and general principles of equity.

                4.8 Litigation. There is no action, suit, proceeding or governmental investigation pending or, to the knowledge of TCW/EMCO Holding, threatened against or by, TCW/EMCO Holding by or before any court or Governmental Entity which, individually or in the aggregate, would reasonably be expected to materially impair either of TCW/EMCO Holding's or the TCW/LAP Fund's ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.


                                    ARTICLE V

                            COVENANTS OF THE PARTIES

                5.1 Conduct of Business of the Company. During the period from the date of this Agreement to the Closing Date, except as otherwise specifically provided by this Agreement or consented to by TCW/EMCO Holding in writing, PM Holdings shall cause the Company and the Company Subsidiaries to:

                (a) conduct their respective businesses and operations in the ordinary course consistent with past practice and not conduct any business other than those carried out in the ordinary course of their businesses consistent with past practice; and

                (b) not (i) sell, lease, or dispose of any of their material properties or assets, except in the ordinary course of their respective businesses consistent with past practice; (ii) other than in the ordinary course of their respective businesses consistent with their current investment policies, make any loans, advances, or capital contributions to, or investments in, or guarantee, endorse or otherwise become liable for the obligations of, any other Person; (iii) terminate or materially amend any of the Material Contracts, except in the ordinary course of their respective businesses consistent with past practice; (iv) enter into any new material agreement or commitment, other than renewals of existing agreements or otherwise than in the ordinary course of their respective businesses consistent with past practice; (v) enter into any employment or other agreement with any officer or employee or increase in any manner the compensation or benefits of any of its officers or employees, except pursuant to a contract listed in Section 3.17 of the Disclosure Schedule or as required by applicable Law; (vi) adopt, grant, extend or increase the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or employees, except increases required by any applicable Law; (vii) incur or assume or, except as required by the terms thereof, pay, repay, discharge, purchase, repurchase or satisfy, or modify, any Indebtedness, or mortgage or encumber any of their respective properties or assets other than immaterial Liens which do not restrict use or detract from value; (viii) pay or declare any dividends or distributions with respect to or redeem or repurchase any of its capital stock or equity interests; (ix) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or Indebtedness having voting rights or Indebtedness convertible into securities having such rights, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or any Indebtedness having voting rights or Indebtedness convertible into securities having such rights, or split, combine or reclassify any shares of any class or series of its stock; (x) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated prior to the expiration date thereof without notice to TCW/EMCO Holding, except policies providing coverage for losses not in excess of US$50,000 which are replaced without diminution of or gaps in coverage; (xi) make any change in any of its accounting methods and practices, except as required by changes in Argentine GAAP; (xii) make any change in its investment policies; (xiii) enter into or engage in any contract, agreement, arrangement or transaction with a Related Party (other than ordinary course compensation and benefits to directors, officers and employees, and the management of pension funds and issuance of insurance contracts or annuities in the ordinary course of business by the Company or any of the Company Subsidiaries); (xiv) change any of the accounting or tax principles, practices or methods used by the Company, or enter into an agreement relating to Tax; (xv) agree or become obligated to do any of the foregoing.

                5.2 Access to Information. From the date of this Agreement through the Closing Date, PM Holdings shall, and shall cause the Company to, (a) give TCW/EMCO Holding and the TCW/LAP Fund and their authorized representatives access during normal business hours to all of the books, records, personnel, offices, accountants and other facilities and properties relating to the Company and the Company Subsidiaries; (b) permit TCW/EMCO Holding and the TCW/LAP Fund to make such copies and inspections thereof during normal business hours as

TCW/EMCO Holding and the TCW/LAP Fund may reasonably request and (c) cause their respective personnel to furnish TCW/EMCO Holding and the TCW/LAP Fund with such financial and operating data and other information with respect to the businesses of the EMCO Group and assets and properties of the EMCO Group as TCW/EMCO Holding and the TCW/LAP Fund may from time to time reasonably request; provided, that, in the case of subclauses (a), (b) and (c), reasonable advance notice is given to the Company by TCW/EMCO Holding, any actions or requests of TCW/EMCO Holding shall not interfere with the normal operations of the Business, and the Company shall not be required to prepare or create any unduly burdensome financial or other information that it would not otherwise be preparing or creating in the normal course.

                5.3     Consents; Reasonable Efforts.

                (a) Each of PM Holdings and TCW/EMCO Holding shall, and PM Holdings shall cause the EMCO Group to, use all reasonable efforts to make or cause to be made all filings and obtain all Approvals and consents of third parties necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The Parties will mutually take all the necessary steps to obtain the approval of the Agreement and/or of the Ancillary Agreements under the Defense of Competition Law should any Governmental Entity, including the Comision Nacional de Defensa de la Competencia and/or the Tribunal Nacional de Defensa de la Competencia, require the approval thereunder after the Closing.

                (b) Each of PM Holdings and TCW/EMCO Holding shall, and PM Holdings shall cause the EMCO Group to, cooperate, and use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable (subject to applicable Laws and regulations) to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

                (c) PM Holdings shall not and shall not permit Phoenix, any of PM Holdings' Subsidiaries or any of their respective officers or directors, employees, Affiliates, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by Phoenix or any of its Subsidiaries) to (i) initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, recapitalization or similar transaction involving the purchase of all or any significant portion of the assets of, or any equity interest in, the Company or any of its Subsidiaries (an "Acquisition Proposal"), or

(ii) engage in any negotiations to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. PM Holdings will cause each of the foregoing to notify TCW/EMCO Holding immediately if any such inquiries or proposals are received by, or any such information is requested from, any of their respective officers, shareholders or other representatives.

                5.4     Notification of Certain Matters.

                (a) From time to time prior to the Closing, PM Holdings shall promptly supplement or amend the Disclosure Schedule with respect to any matter arising after the delivery thereof pursuant hereto that, if existing at, or occurring on, the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. Any such supplement or amendment that relates to a representation or warranty in Article III hereof for the period after the execution of this Agreement until the Closing shall be deemed to constitute an exception to the representation and warranty for such period, but only for purposes of Section 8.2(a) hereof (provided that any TCW Damages otherwise attributable thereto shall be included in determining whether the threshold in Section 8.2(c)(i) has been met) and only to the extent of the breach specifically disclosed to TCW/EMCO Holding, if either: (i) TCW/EMCO Holding shall not have objected in writing to such exception within five Business Days (but in no event later than the Business Day immediately preceding the Closing Date) of the receipt of such supplement or amendment or (ii) if TCW/EMCO Holding shall have so objected but shall nevertheless proceed to consummate the Closing. Except as provided above, no supplement or amendment of the Disclosure Schedule made after the execution hereof by PM Holdings pursuant to this Section 5.4 or otherwise shall be deemed to cure any breach of any representation of or warranty made pursuant to this Agreement.

                (b) PM Holdings shall give notice to TCW/EMCO Holding promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (B) any condition set forth in Article VI to be unsatisfied in any material respect at any time from the date hereof to the Closing Date and
(ii) any material failure of PM Holdings, Phoenix or the EMCO Group or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or under the Ancillary Agreements;

provided, however, that, except as provided in Section 5.4(a), the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to TCW/EMCO Holding.

                (c) From time to time prior to the Closing, TCW/EMCO Holding shall promptly supplement or amend the representations and warranties made in
Article IV with respect to any matter arising after the delivery hereof that if existing at, or occurring on, the date of this Agreement, would have rendered such representation or warranty inaccurate. Any such supplement or amendment that relates to a representation or warranty in Article IV for the period after the execution of this Agreement until the Closing shall be deemed to constitute an exception to the representation and warranty for such period, but only for purposes of Section 8.3(a) hereof (provided that any PM Damages otherwise attributable thereto shall be included in determining whether the threshold in
Section 8.3(c)(i) has been met) and only to the extent of the breach specifically disclosed to PM Holdings, if either: (i) PM Holdings shall not have objected in writing to such exception within five Business Days (but in no event later than the Business Day immediately preceding the Closing Date) of the receipt of such supplement or amendment or (ii) if PM Holdings shall have so objected but shall nevertheless proceed to consummate the Closing. Except as provided above, no supplement or amendment of any such representation or warranty made after the execution hereof by TCW/EMCO Holding pursuant to this
Section 5.4 or otherwise shall be deemed to cure any breach of any representation of or warranty made pursuant to this Agreement.

                (d) TCW/EMCO Holding shall give notice to PM Holdings promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (B) any condition set forth in Article VI to be unsatisfied in any material respect at any time from the date hereof to the Closing Date and
(ii) any material failure of TCW/EMCO Holding or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that, except as provided in Section 5.4(c), the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to PM Holdings.

                5.5 Publicity. None of PM Holdings, TCW/EMCO Holding or their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby without prior consultation with the other Party, except as may be required by Law or by any listing agreement with a national securities exchange or trading market, in which case such Party shall have the right to review such press release or announcement prior to publication.

                5.6 Contact with Customers and Suppliers. TCW/EMCO Holding (and all of its agents and Affiliates and any of its or its Affiliates' employees, directors or officers) may contact and communicate with the employees, customers, suppliers and licensors of the Company and its Subsidiaries in connection with the transaction contemplated hereby only with the prior written consent of PM Holdings, which consent may not be unreasonably withheld but may be conditioned upon an officer of the Company and/or PM Holdings being present at any such meeting or conference.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

                6.1 TCW/EMCO Holding's Conditions Precedent. Notwithstanding any other provision contained in this Agreement, TCW/EMCO Holding's obligation to purchase the TCW/EMCO Shares from PM Holdings and the obligations of TCW/EMCO Holding and the TCW/LAP Fund to take the other actions provided in this Agreement and the Ancillary Agreements to which it is a party is expressly conditioned upon, and subject to, the satisfaction of each of the following conditions prior to or at the Closing Date:

                (a) The representations and warranties made and given by PM Holdings in this Agreement and by PM Holdings, the EMCO Group and Phoenix in the Ancillary Agreements shall be true and correct in all material respects in the case of those representations and warranties not qualified by "Material Adverse Effect", "material" or similar qualification, and true and correct in all respects in the case of those representations and warranties that are so qualified, in each case as of the date hereof and as of the Closing Date, as though made on and as of each such date;

                (b) Each of PM Holdings, the EMCO Group and Phoenix shall have performed all obligations and complied with all covenants and agreements to be performed or complied with by it pursuant to this Agreement and the Ancillary Agreements on or before the Closing Date;

                (c) All Approvals required to be obtained in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, those set forth on Section 3.6 of the Disclosure Schedule, shall have been duly obtained and completed and be in full force and effect;

                (d) No Law shall have been enacted or promulgated by any Governmental Entity, and there shall be no order or injunction of a court of competent jurisdiction, which restrains or prohibits the transactions contemplated hereby or by the Ancillary Agreements; and no action, suit, proceeding or investigation shall be pending or threatened before or by any Governmental Entity seeking to restrain, prohibit or obtain material damages in respect of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby;

                (e) PM Holdings shall have delivered to TCW/EMCO Holding a duly executed officer's certificate of PM Holdings certifying as to the satisfaction of the conditions in Sections 6.1(a) and 6.1(b) hereof;

                (f) PM Holdings shall have delivered to TCW/EMCO Holding opinions of United States and Argentine counsel to the Company and PM Holdings, substantially in the form of Exhibits J-l and J-2;

                (g) The Ancillary Agreements shall have been duly executed and delivered by PM Holdings, the EMCO Group and Phoenix, as applicable, and shall be in full force and effect;

                (h) The Company shall have adopted the By-laws in the form attached hereto as Exhibit B; and

                (i) There shall not have occurred on or after the date hereof and be continuing any of the following; (i) the declaration of a banking moratorium or any suspension of payments in respect of banks in Argentina or the United States; (ii) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in Argentina or the United States, any decline in any recognized index of securities traded in Argentina or the United States by an amount in excess of 15% as measured from the close of business on the date hereof; (iii) the commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving Argentina or the United States; (iv) the nationalization or other expropriation of the Company or any Company Subsidiary, or any of the material assets of any of them; (v) any statute, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to the Company, any Company Subsidiary, TCW/EMCO Holding or the TCW/LAP Fund which materially impairs any such entity's ability to operate, or (vi) any change in Argentina or United States currency exchange regulations or a suspension of, or limitation on, the exchange markets for such currencies.

                6.2 PM Holdings' Conditions Precedent. Notwithstanding any other provision contained in this Agreement, the obligation of PM Holdings to sell the TCW/EMCO Shares to TCW/EMCO Holding, and the obligations of PM Holdings, the EMCO Group and Phoenix to take the other actions provided in this Agreement and the Ancillary Agreements to which they are parties, is expressly conditioned upon, and subject to, the satisfaction of each of the following conditions prior to or at the Closing Date:

                (a) The representations and warranties made and given by TCW/EMCO Holding in this Agreement and by TCW/EMCO Holding and the TCW/LAP Fund in the Ancillary Agreements shall be true and correct in all material respects in the case of those representations and warranties not qualified by "Material Adverse Effect" or "material" or similar qualification, and true and correct in all respects in the case of representations and warranties that are so qualified, in each case as of the date hereof and as of the Closing Date, as though made on and as of each such date;

                (b) Each of TCW/EMCO Holding and the TCW/LAP Fund shall have performed all obligations and complied with all covenants and agreements to be performed or complied with by it pursuant to this Agreement and the Ancillary Agreements on or before the Closing Date;

                (c) All Approvals required to be obtained in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, those set forth on Section 3.6 of the Disclosure Schedule, shall have been duly obtained and completed and be in full force and effect;

                (d) No Law shall have been enacted or promulgated by any Governmental Entity, and there shall be no order or injunction of a court of competent jurisdiction, which restrains or prohibits the transactions contemplated hereby and by the Ancillary Agreements; and no action, suit, proceeding or investigation shall be pending or threatened before or by any Governmental Entity to restrain, prohibit or obtain material damages in respect of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby;

                (e) TCW/EMCO Holding shall have delivered to PM Holdings a duly executed officer's certificate of TCW/EMCO Holding certifying as to the satisfaction of the conditions in Sections 6.2(a) and 6.2(b);

                (f) TCW/EMCO Holding shall have delivered to PM Holdings opinions of United States and Argentine counsel to TCW/EMCO Holding substantially in the form of Exhibits J-3 and J-4; and

                (g) The Ancillary Agreements shall have been duly executed and delivered by TCW/EMCO Holding and the TCW/LAP Fund, as applicable, and shall be in full force and effect.


                                   ARTICLE VII

                           TERMINATION AND ABANDONMENT

                7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

                (a) by mutual written consent of PM Holdings and TCW/EMCO Holding; or

                (b) by PM Holdings, on the one hand, or TCW/EMCO Holding, on the other hand, at any time after November 12, 1999 (the "Termination Date"), if the Closing shall not have occurred on or prior to such date; or

                (c) by TCW/EMCO Holding in the event of any material breach by PM Holdings of any of its agreements, representations and warranties contained herein; and, if such breach is curable, the failure by PM Holdings to cure such breach prior to the Termination Date after receipt of notice of TCW/EMCO Holding requesting that the breach be cured; or

                (d) by PM Holdings in the event of any material breach by TCW/EMCO Holding of any of its agreements, representations and warranties contained herein; and, if such breach is curable, the failure by TCW/EMCO Holding to cure such breach prior to the Termination Date after receipt of notice of PM Holdings requesting that the breach be cured.

                7.2 Procedure for and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the parties hereto pursuant to Section 7.1, written notice thereof shall be given by a party so terminating to the other party and, except as set forth in Section 7.2(c), this Agreement shall forthwith terminate and shall become null and void and of no further effect, and the transactions contemplated hereby shall be abandoned without further action by the Parties. If this Agreement is terminated pursuant to Section 7.1:

                (a) each Party agrees to maintain confidential any nonpublic data, material and other information pertaining to their respective businesses obtained from the other pursuant to this Agreement and the transactions contemplated hereby and shall redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same;

                (b) all filings, applications and other submissions made pursuant hereto shall, to the extent practicable, be withdrawn from the Governmental Entity or other Person to which made; and

                (c) there shall be no liability or obligation hereunder on the part of PM Holdings or TCW/EMCO Holding or any of their respective directors, officers, employees, affiliates, controlling persons, agents or representatives, except with respect to a breach of one or more of the provisions of this Agreement, and except that the obligations provided for in this Section 7.2 and Sections 9.1, 9.5, 9.6 and 9.7 shall survive any such termination.

                                  ARTICLE VIII

                          SURVIVAL AND INDEMNIFICATION

                8.1 Survival Periods. All representations and warranties of the Parties contained in this Agreement shall survive the Closing until ninety days after the delivery to TCW/EMCO Holding of the unaudited balance sheet, statement of operations and statement of profits and losses of the Company and its consolidated Subsidiaries as of and for the six-month period ended December 31, 2000 (or the delivery of such audited consolidated financial statements (together with the unqualified report of the Company's independent certified public accountants) as of and for the year ended December 31, 2000 if the Company shall have changed its fiscal year to a calendar year) (except that the representations and warranties herein relating to Taxes, matters covered by
Section 3.14 and environmental matters and to title to the TCW/EMCO Shares, absence of Liens thereon and compliance with Law (to the extent it involves matters relating to the regulation or regulatory status of the Business, the Company, the Company Subsidiaries or any of the foregoing's directors, officers, employees, shareholders or other affiliates (collectively, "Regulatory Matters")) shall survive until the 45th day after the applicable statute of limitations (including extensions thereof) has expired (the "Survival Period")) but, except as provided in Section 8.2 or 8.3, shall not survive any termination of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the Parties which contemplates performance after the Closing.

                8.2     PM Holdings' Agreement to Indemnify.

                (a) Subject to the terms and conditions set forth herein (including without limitation Section 9.7(e)), from and after the Closing, PM Holdings shall indemnify and hold harmless TCW/EMCO Holding, the Company and their respective directors, officers, employees, Affiliates, controlling Persons, agents and representatives and their successors and assigns (collectively, the "TCW Indemnitees"), from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, attorneys' fees and expenses) (collectively "TCW Damages") asserted against or incurred by any TCW Indemnitee as a result of or arising out of (i) subject to the expiration of the Survival Period in Section 8.1, a breach of or inaccuracy in any representation or warranty contained in Article III of this Agreement when made or at and as of the Closing Date as though such representation and warranty were made at and as of the date hereof and the Closing Date, and (ii) any breach of any of the covenants and agreements of PM Holdings contained in this Agreement. For purposes of this Article VIII, in determining whether there has been any breach of or inaccuracy in any representation or warranty contained in Article III of this Agreement, any qualification, limitation or exception in any representation or warranty as to "Material Adverse Effect" or "material" or similar qualification shall be of no force and effect.

                (b)     No claim for the recovery of any TCW Damages under
Section 8.2(a)(i) may be asserted by a TCW Indemnitee after the expiration of the applicable Survival Period; provided, however, that claims in writing made by a TCW Indemnitee with reasonable specificity prior to the expiration of the applicable Survival Period shall not thereafter be barred by the expiration of the applicable Survival Period.

                (c)     (i) No reimbursement for TCW Damages asserted under
Section 8.2 (a)(i) shall be required unless and until the cumulative aggregate amount of such TCW Damages exceeds US$1,000,000 and then only to the extent that the aggregate amount of TCW Damages, as finally determined, exceeds such amount; and (ii) in no event will the TCW Indemnitees be entitled to indemnification under Section 8.2(a)(i) with respect to any particular breach or inaccuracy unless the amount of such breach or inaccuracy alone, or together with any other matters arising out of significantly related facts and circumstances, involves TCW Damages in excess of US$10,000, nor shall the TCW Indemnitees be entitled to aggregate indemnification under Section 8.2(a)(i) in excess of US$40,000,000; provided, however, that no such limitations under either clause (i) or (ii) above shall apply to the reimbursement or indemnification for TCW Damages arising from any third-party claims described in Section 8.4.

                (d) The indemnity provided in this Section 8.2 shall be the sole and exclusive remedy of TCW/EMCO Holding (and any of its Affiliates) against PM Holdings (and any of its Affiliates), in respect of any inaccuracy or breach of any representation, warranty or covenant of PM Holdings in this Agreement and the sale and purchase of the TCW Shares contemplated hereby (but not with respect to breaches of any Ancillary Agreement), except in respect of injunctive and other similar non-monetary relief or remedies and except for claims based on fraud). Each of PM Holdings and TCW/EMCO Holding hereby acknowledges that it has relied solely on the representations, warranties and covenants of TCW/EMCO Holdings or PM Holdings, as applicable, pursuant to this Agreement and the Ancillary Agree-ments and on no other statements, reports or other information furnished by or on behalf of such Person or its Affiliates.

                (e) In the event there is an Event of Default (as such term is defined in the Notes) under any Note, PM Holdings may deduct the amount due and unpaid on such Note from any amounts due to TCW/EMCO Holding under this
Section 8.2.

                8.3 TCW/EMCO Holding's Agreement to Indemnify. (a) Subject to the terms and conditions set forth herein (including without limitation
Section 9.7(e)), from and after the Closing, TCW/EMCO Holding shall indemnify and hold harmless PM Holdings, the Company and their respective directors, officers, employees, Affiliates, controlling Persons, agents and representatives and their successors and assigns (collectively, the "PM Indemnitees"), from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, attorneys' fees and expenses) (collectively, "PM Damages") asserted against or incurred by any PM Indemnitee as a result of or arising out of (i) subject to the expiration of the Survival Period in Section 8.1, a breach of or inaccuracy in any representation or warranty contained in Article IV of this Agreement when made or at and as of the Closing Date as though such representation and warranty were made at and as of the date hereof and the Closing Date, and (ii) any breach of any of the covenants and agreements of TCW/EMCO Holding contained in this Agreement. For purposes of this Article VIII, in determining whether there has been any breach of or inaccuracy in any representation or warranty contained in
Article IV of this Agreement, any qualification, limitation or exception in any representation or warranty as to "Material Adverse Effect" or "material" or similar qualification shall be of no force and effect.

                (b)     No claim for the recovery of any PM Damages under
Section 8.3(a)(i) may be asserted by a PM Indemnitee after the expiration of the applicable Survival Period; provided, however, that claims in writing made by a PM Indemnitee with reasonable specificity prior to the expiration of the applicable Survival Period shall not thereafter be barred by the expiration of the applicable Survival Period.

                (c)     (i) No reimbursement for PM Damages asserted under
Section 8.3(a)(i) shall be required unless and until the cumulative aggregate amount of such PM Damages exceeds US$1,000,000 and then only to the extent that the aggregate amount of PM Damages, as finally determined, exceeds such amount, and (ii) in no event will the PM Indemnitees be entitled to indemnification under Section 8.3(a)(i) with respect to any particular breach or inaccuracy unless the amount of such breach or inaccuracy, alone, or together with any other matter arising out of significantly related facts and circumstances, involves PM Damages in excess of US$10,000, nor shall the PM Indemnities be entitled to aggregate indemnification under Section 8.3(a)(i) in excess of US$40,000,000; provided, however, that no such limitations under either clauses (i) or (ii) above shall apply to the reimbursement or indemnification for PM Damages arising (A) due to a breach or inaccuracy of a representation or a warranty relating to the authority to conduct the transactions contemplated hereby or (B) from any third-party claim described in Section 8.4.

                (d) The indemnity provided in this Section 8.3 shall be the sole and exclusive remedy of PM Holdings (and any of its Affiliates) against TCW/EMCO Holding (and any of its Affiliates), in respect of any inaccuracy or breach of any representation, warranty or covenant of TCW/EMCO Holding in this Agreement and the sale and purchase of the TCW Shares contemplated hereby (but not with respect to breaches of any Ancillary Agreement), except in respect of injunctive and other similar non-monetary relief or remedies and except for claims based on fraud. Each of PM Holdings and TCW/EMCO Holding hereby acknowledges that it has relied solely on the representations, warranties and covenants of TCW/EMCO Holdings or PM Holdings, as applicable, pursuant to this Agreement and the Ancillary Agreements and on no other statements, reports or other information furnished by or on behalf of such Person or its Affiliates.

                8.4 Third Party Indemnification. The obligations of PM Holdings to indemnify the TCW Indemnitees under Section 8.2 hereof with respect to TCW Damages, and of TCW/EMCO Holding to indemnify PM Holdings under Section
8.3 hereof with respect to PM Damages, in either case resulting from any assertion of liability by third parties, whether pursuant to any investigation, regulatory or governmental proceeding, legal action or other dispute (each, as the case may be, a "Claim"), will be subject to the following terms and conditions:

                (a) Any party against whom any Claim is asserted (the "Indemnified Party") will give the other party (the "Indemnifying Party") written notice of any such Claim promptly after learning of such Claim, and the Indemnifying Party may at its option undertake the defense thereof by representatives of its own choosing. Failure of the Indemnified Party to give prompt notice of a Claim hereunder shall not affect the Indemnifying Party's obligations under this Section 8.4(a), except to the extent the Indemnifying Party is materially prejudiced by such failure to give prompt notice. If the Indemnifying Party, within seven days after notice of any such Claim or such shorter period as is reasonably required, fails to assume the defense of such Claim, the Indemnified Party against whom such claim has been made will (upon no further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk, and at the expense, of the Indemnifying Party, subject to the right of the Indemnifying Party, to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

                (b) Notwithstanding anything in this Section 8.4 to the contrary, the Indemnifying Party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (i) which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such action, suit or proceeding or (ii) for other than monetary damages to be borne by the Indemnifying Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

                (c) TCW/EMCO Holding and PM Holdings shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article VIII, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

                8.5 Other Indemnification Matters. In the event that TCW/EMCO Holding or PM Holdings Transfers (as that term is defined in the Shareholders Agreement) any TCW/EMCO Shares or PM Holdings Shares, as the case may be, to any Person in compliance with the Shareholders Agreement, the non-transferring Party agrees that any such Person shall be entitled to the benefits of the indemnification provisions hereunder as if it and its related parties were included in the definition of TCW Indemnitees or PM Indemnitees, as the case may be, hereunder.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

                9.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Agreements, including all fees and expenses of agents, representatives, counsel and accountants, whether or not the Closing occurs.

                9.2 Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the Parties hereto, pursuant to an instrument in writing, signed by both Parties.

                9.3 Entire Agreement Assignment. This Agreement (together with the Ancillary Agreements, the Disclosure Schedule and the Schedules and Exhibits hereto and thereto and the Confidentiality Agreement) (a) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and (b) shall not be assigned, by operation of Law or otherwise, by either Party, without the prior written consent of the other Party; provided, however, that either Party may assign any of its rights and obligations hereunder to any transferee of its Shares permitted by the Shareholders Agreement without any such consent.

                9.4 Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect.

                9.5 Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested, or (d) overnight delivery service. Such notices and communications shall be sent to the appropriate Party at its address or facsimile number given below or at such other address or facsimile number for such Party as shall be specified by notice given hereunder (and shall be deemed given upon receipt by such Party or upon actual delivery to the appropriate address, or, in case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice has been transmitted without error; in the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above; provided, however, that such mailing shall in no way alter the time at which the facsimile notice is deemed received):

                (a)     if to PM Holdings to:

                        PM Holdings, Inc.
                        One American Row
                        Hartford, CT 06102

                        Attention: John J.C. Herndon
                        Telecopy: (860) 403-5295
                        Attention: General Counsel
                        Telecopy: (860) 403-7203

                        with a copy, which shall not constitute notice, to:

                        Debevoise & Plimpton
                        875 Third Avenue
                        New York, New York 10022

                        Telecopy: (212) 909-6836
                        Attention: John M. Vasily


                (b)     if to TCW/EMCO Holding, to

                        TCW/EMCO Holding LLC
                        c/o TCW/Latin America Partners, L.L.C.
                        200 Park Avenue, Suite 2100
                        New York, New York 10166-0228

                        Telecopy: (212) 771-4155
                        Attention: Messrs. Mario L. Baeza and
                                   Alfonso M. Bahamonde
                        with a copy, which shall not constitute notice, to

                        Skadden, Arps, Slate, Meagher & Flom LLP
                        919 Third Avenue
                        New York, New York 10022

                        Telecopy: (212) 735-2000
                        Attention: Paul T. Schnell

                9.6 Dispute Resolution. In the event of any dispute, controversy or claim arising out of or relating to this Agreement (including any provision of any Schedule or Exhibit hereto) or the breach, termination or validity thereof (a "Dispute"), upon the written request (a "Dispute Notice") of either Party to this Agreement, the matter shall immediately be referred to senior officers for resolution. The senior officers shall meet immediately and attempt in good faith to negotiate a resolution of the Dispute. If the parties are unable to resolve the Dispute within ten days after receipt of a Dispute Notice, then either party may submit the Dispute to the Specified Courts in accordance with the procedures set forth in Section 9.7.

                9.7     Governing Law; Waiver of Jury Trial.

                (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAWS, RULES AND PRINCIPLES THEREOF.

                (b) Each of PM Holdings and TCW/EMCO Holding hereby submits to the exclusive jurisdiction of the federal and state courts in the Borough of Manhattan in The City of New York and any appellate court therefrom (the "Specified Courts") in any suit, action or proceeding arising out of or relating to this Agreement, the Ancillary Agreements to which they are parties or the transactions contemplated hereby or thereby (a "Related Proceeding"). Each of PM Holdings and TCW/EMCO Holding waives any objection to Related Proceedings in any Specified Court whether on the grounds of venue, residence or domicile or on the ground that the Related Proceedings have been brought in an inconvenient forum. PM Holdings irrevocably appoints CT Corporation System, presently located at 111 8th Avenue, New York, New York 10011 (the "Process Agent"), as the authorized agent in the

Borough of Manhattan in The City of New York upon which process may be served on PM Holdings in any Related Proceeding. PM Holdings represents and warrants that the Process Agent has agreed to act as agent for service of process, and PM Holdings agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. If the Process Agent shall cease to act as PM Holdings' agent for service of process, PM Holdings shall appoint without delay another such agent and notify the other party of such appointment. With respect to any such action in any New York State or United States federal court in the Borough of Manhattan, The City of New York, service of process upon the Process Agent and written notice of such service to PM Holdings shall be deemed, in every respect, effective service of process upon PM Holdings.

                (c) TCW/EMCO Holding agrees that, should it no longer maintain its executive offices in The City of New York it shall irrevocably appoint CT Corporation System, at the address set forth above, as the authorized agent in the Borough of Manhattan in The City of New York upon which process may be served on TCW/EMCO Holding in any Related Proceeding.

                (d) To the extent permitted by Law, PM Holdings and TCW/EMCO Holding each waives trial by jury in any action instituted hereunder.

                (e) PM Holdings and TCW/EMCO Holding each expressly waives any right to recover, pursuant to Article 8 or otherwise, punitive, incidental, indirect or consequential damages in any action instituted hereunder; provided, however, that the foregoing shall not prevent either party from recovering lost profits damages to the extent constituting direct damages.

                9.8 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

                9.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same instrument.

                9.10 No Third Party Beneficiaries. This Agreement is for the benefit of PM Holdings and its successors and permitted assigns, and, in the case of Article VIII, the PM Indemnitees, with respect to the obligations of TCW/EMCO Holding under this Agreement, and for the benefit of TCW/EMCO Holding and its successors and permitted assigns, and, in the case of Article VIII hereof, the TCW Indemnitees, with respect to the obligations of PM Holdings under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim of liability or reimbursement, cause of action or other right.

                9.11 No Waivers. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy. No waiver by a Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless in writing and signed by the Party against whom such waiver is sought to be enforced.

                9.12 Certain Limitations. Except as provided in the final sentence of this Section 9.12, it is the explicit intent and understanding of each of the Parties that neither Party nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than as provided in or pursuant to this Agreement or any of the Ancillary Agreements and neither Party is relying on any statement, representation or warranty, oral or written, express or implied, made by the other Party or such other Party's Affiliates, representatives or agents except as set forth in or pursuant to this Agreement or the Ancillary Agreements. The Parties acknowledge that the foregoing shall not limit claims based on fraud.

                9.13 Further Action. Each Party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other Party in order to consummate or implement the transactions contemplated hereby.

                9.14 Interpretation. Any references in this Agreement to the "best knowledge" or "knowledge" of the Company or the EMCO Group shall mean the knowledge of any member of senior management of the Company, any of the EMCO

Group, any director of the Company or of any of the EMCO Group and any Vice President or more senior officer or other employee having direct oversight responsibilities for the Company and the EMCO Group of PM Holdings, of a type that such person would obtain in the reasonable conduct of his or her duties and responsibilities. Any reference in this Agreement to the "best knowledge" or "knowledge" of TCW/EMCO Holding or the TCW/LAP Fund shall mean the knowledge of any member of senior management of such Person, of a type that such person would obtain in the reasonable conduct of his or her duties and responsibilities. The disclosure of any matter in the Disclosure Schedules shall not be deemed to constitute an admission by PM Holdings, or to otherwise imply, that any such matter is material for the purposes of this Agreement.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed as of the date first above written.


                PM HOLDINGS, INC.


                By:  /s/ JOHN J.C. HERNDON
                   ---------------------------
                Name: John J.C. Herndon
                Title: Authorized Person



                TCW/EMCO HOLDING LLC


                By:  /s/ MARIO L. BAEZA
                   ---------------------------
                Name: Mario L. Baeza
                Title: Authorized Person



                By:  /s/ ALFONSO M. BAHAMONDE
                   ---------------------------
                Name: Alfonso M. Bahamonde
                Title: Authorized Person